Exhibit 10.1

Contract of Assignment of Land Use Right

Assignor (herein after referred to as Party A):

Villagers' Committees of Red Banner Village, Shangzhi Town, Shangzhi City.

Assignee (herein after referred to as Party B):

Shangzhi YuLong Cattle Co., Ltd.

In accordance with Agreements Law of the People's Republic of China and relevant laws and regulations, concerning the assignment and transfer of the right to the use of the collective-owned land of Party A to Party B, the two parties conclude this contract under the principle of equality, voluntariness, equal value exchange and good faith.

Article I. Land Parcel Condition

1. Adopted by the democratic resolution among the villagers of Party A, hereinafter assign the right to use the land of642 mu (427,572 square meters) in Party A’s village to Party B.

2. Party B promises the land will be used for breeding and will not change the using way.

Article II. Means of Assignment

1. The period of the use right assignment totals 50 years. Party A shall deliver the use right to Party B since March 1st 2013 and take back the use right on February 28th 2063.

2. Party B pays Party A the assignment fee of RMB 77,040,000 Yuan, which is RMB 120,000 per mu.

3. Since the date of signing, Party B shall make the land assignment payment to Party A in two installments, with the first payment of RMB 19,260,000 being delivered before February 28th 2013 and the second payment of RMB 57,780,000 being delivered before March 31st 2013.

4. The right to the use of the land is assigned from Party A to Party B with the exclusion of the underground resources as well as the objects buried underground, and the ownership of the land shall belong to Party A.

Article III. Responsibility and Obligation of Party A

1. Shall the requisition of the aforesaid right to the use of the land occur due to the adjustment of national laws and administrative regulations, or government conduct, Party A shall be entitled to take back the land.

2. Shall Party B fail to make assignment payment on time, after 30 days’ written notice delivered to Party B from Party A, Party A is entitled to terminate the agreement unilaterally and demand liquidated damages from Party B accordingly.

3. Within the term of use, Party A shall not interfere the construction and operation of Party B or impede the normal use of Party B in any manner.

4. Party A shall guarantee the normal use of the foresaid use right, ensure the power and water supply and provide the relevant supporting materials regarding the use right change procedures.

5. Within the term of use, Party B shall be responsible for the coordination between the land and planning department with Party A assisting actively.

6. Party A shall make sure there isn’t any guarantee of the land or any evaluation of all or part of the contribution to convert into shares before the assignment and the assignment of the land use right from Party A to Party B has acquired the consent from the organization insiders in accordance with the  procedures of the law.

7. Party A shall spare no effort in assisting Party B in the approval process of the Land Use Right Certificate and Party B shall be responsible for all the related taxes.

8. Within the agreement term, Party A shall not take back the land arbitrarily.

Article IV. Responsibility and Obligation of Party B

1. After the transaction of the relevant certificates, Party B is entitled to set up buildings or construct ancillary facilities as needed, and Party A shall not interfere.

2. At expiry, if Party B continues to use the land, it shall have priority under the same circumstances.

3. Party A may negotiate with Party B and enter into supplemental agreement to terminate this agreement as well as settle the assignment fees according to facts. Party B shall notice Party A of the termination in writing 30 days in advance.

4. Party B shall pay the assignment fee timely and shall never use the foresaid land useright illegally.

Article V. Liability for Breach of Contract

1. Within the term of the agreement, in case Party A is involved in land ownership dispute with a third party/third parties and result in the damage of Party B, Party A shall be held liable and compensate Party B for its damage accordingly.

2. In case any party breach the agreement, except being held liable in accordance with the law, the default party shall also pay the other party a liquidated damage equal to 1% of the land assignment fee.

3. Shall Party B fail to make the payment timely, Party B shall pay a penalty equal to 0.01% of the unpaid amount every day. Shall the payment is overdue more than a month, the performance of the agreement is deemed terminated.

Article VI. Force Majeure

1. Within the term of the agreement, in case the agreement terminates voluntarily due to the adjustment of national policy, national construction land acquisition and the effect of other force majeure, Party A shall return the assignment fee according to fact and keep the proceeds of the land, with the proceeds of the ground appurtenance built by Party B belongs to Party B.

2. Apart from the aforesaid factors, both parties shall not terminate the agreement unilaterally, otherwise will be treated as a breach of the agreement and held responsible for the damage of the other party.

Article VII. Settlement of Dispute

The unaccomplished matter of the agreement shall be settled by both parties through friendly negotiation. If failed, both parties shall have the right to bring a lawsuit to the people’s court in the jurisdiction of the land.

Article VIII. Miscellaneous

1. This agreement is made in triplicate, with both parties and the land management department each holding one copy with the same legal effect.

2. The agreement shall come into effect since the signing of both parties.

3. The unaccomplished matter of the agreement shall be settled by both parties through friendly negotiation and enter into corresponding supplemental agreement with the same legal effect as the original.

Signature Page

Party A: Villagers' Committees of Red Banner Village, Shangzhi Town, Shangzhi City.

(Stamp) Villagers' Committees of Red Banner Village, Shangzhi Town, Shangzhi City.

Representative: Dianfu Li

/s/ Dianfu Li

Party B: Shangzhi YuLong Cattle Co., Ltd.

(Stamp) Shangzhi YuLong Cattle Co., Ltd.

Representative: Xufu Fang

/s/ Xufu Fang

Date: February 25th 2013